EXHIBIT 1

IIJ Announces First Six Months Financial Results For Fiscal Year Ending March 31, 2009

TOKYO, Nov. 13, 2008 (GLOBE NEWSWIRE) -- Internet Initiative Japan Inc. ("IIJ") (Nasdaq:IIJI) (TSE:3774) today announced its consolidated financial results for the first six months of Fiscal Year Ending March 31, 2009 (from April to September 2008, "1H08").(1)

      1H08 Financial Results In Line with 10/24/08 Revised Target

                  10/24 Target       Actual Results
                  --------------     --------------
 Revenues         JPY33,200 million  JPY33,254 million ($313.9 million)
 Operating Income JPY950 million     JPY1,005 million ($9.5 million)
 Net Income       JPY300 million     JPY368 million ($3.5 million)

                             1H08 Highlights

 * Revenue was up 10.9% YoY with the steady increase from recurring revenues.

 * Operating income was down 44.6% YoY. While gross margin decreased by 0.2% YoY as revenue growth was weaker than expected, costs related to business expansion increased and there were losses from 4 new subsidiaries of JPY453 million.

 * Net income was down 89.4% YoY largely affected by deferred tax expense whereas we had deferred tax benefit of JPY1,970 million in 1H07. We expect deferred tax benefit in 4Q08 due to the difference in the timing of accounting the deferred tax benefit.

 * Board-approved plan to repurchase own shares starting from
   November 14, 2008

 * Board-approved to pay cash dividend of JPY1,000 per share of
   IIJ's common stock for interim period ended September 30, 2008
   (400 ADSs is equivalent to 1 share of IIJ's common stock).

Overview of 1H08 Financial Results and Business Outlook(2)

Koichi Suzuki, President and CEO of IIJ said, "On October 24, we revised our 1H08 and Full FY2008 financial targets to reflect the volatile systems construction environment. Reported results are in line with the guidance and we will continue to take decisive steps to achieve our full year target in the tough environment."

"In the first half of FY2008, we continued to see stable growth in connectivity and outsourcing business supported by the need to facilitate the use of IT and to improve work efficiency. IP Services, especially connectivity of over 1Gbps are back on track with expected revenues in the following quarter, IIJ Mobile Service has exceeded 17,000 contracts as of today and Data Center demands are still strong. The new Nerima DC will begin operation in February 2009. On the contrary, systems construction was weak falling short of our budget as we saw some delays in decision making and there was an unprofitable systems integration project. The weak Japanese economy struck just when we began taking new measures for business expansion, such as increasing the number of engineers or starting new businesses," continued Suzuki.

"In the latter half of FY2008, while focusing on increasing recurring revenues from our current business and preparing the basis for mid- to long-term business growth, we plan to exercise effective cost control, especially in the systems construction area to improve our operating margin ratio as systems construction revenues are expected to be weak for a while due to the deteriorating Japanese economy.

"Though the Japanese economy is facing many challenges, we are determined that IT related investments for Japanese corporate, from small- to-large, are essential in the mid- and long-term and we see growth opportunities ahead."

1H08 Financial Results

Results of Operation

                   Operating Results Summary
 --------------------------------------------------------------
                              1H08          1H07         YoY %
                                                        change
 --------------------------------------------------------------
                           JPY millions  JPY millions
 Total Revenues                33,254       29,990       10.9%
 --------------------------------------------------------------
 Total Costs                   27,085       23,811       13.7%
 --------------------------------------------------------------
 SG&A Expenses and R&D          5,164        4,363       18.4%
 --------------------------------------------------------------
 Operating Income               1,005        1,816      (44.6%)
 --------------------------------------------------------------
 Income before Income Tax
  Expense                         766        1,697      (54.9%)
 --------------------------------------------------------------
 Net Income                       368        3,477      (89.4%)
 --------------------------------------------------------------

Revenues

Revenues totaled JPY33,254 million, an increase of 10.9% YoY.

                              Revenues
 ---------------------------------------------------------------------
                                     1H08          1H07         YoY %
                                                               change
 ---------------------------------------------------------------------
                                  JPY millions  JPY millions
 Total Revenues:                    33,254         29,990        10.9%
 ---------------------------------------------------------------------
   Connectivity and Outsourcing
    Services                        17,001         14,807        14.8%
 ---------------------------------------------------------------------
   SI                               15,718         14,302         9.9%
 ---------------------------------------------------------------------
   Equipment Sales                     524            881       (40.5%)
 ---------------------------------------------------------------------
   ATM Operation Business(2)            11             --          --
 ---------------------------------------------------------------------

Connectivity and Outsourcing Services revenue were JPY17,001 million, an increase of 14.8% YoY lead by the increase in outsourcing services revenues reflecting needs for data center and email related services, the increase in connectivity for home use revenues due to the full contribution from hi-ho, which we acquired in June 2007, of JPY2,425 million (6 months) compared to JPY1,419 million in 1H07 (4 months), and the increase in revenues from connectivity service for corporate use.

SI revenues were JPY15,718 million, an increase of 9.9% YoY. Systems construction revenues were down 6.4% YoY to JPY6,290 million as revenues fell short of our budget affected by the weak Japanese economy. Systems operation and maintenance revenues were up 24.4% YoY to JPY9,248 million.

Equipment sales revenues were JPY524 million, a decrease of 40.5% YoY.

ATM Operation Business revenues were JPY11 million.

Cost and expense

Cost of revenues was JPY27,085 million, an increase of 13.7% YoY.

                           Cost of Revenues
 ---------------------------------------------------------------------
                                       1H08        1H07         YoY %
                                                               change
 ---------------------------------------------------------------------
                                   JPY millions  JPY millions
 Cost of Revenues:                     27,085       23,811      13.7%
 ---------------------------------------------------------------------
   Connectivity and Outsourcing
    Services                           14,341       12,268      16.9%
 ---------------------------------------------------------------------
   SI                                  12,178       10,787      12.9%
 ---------------------------------------------------------------------
   Equipment Sales                        466          756     (38.5%)
 ---------------------------------------------------------------------
   ATM Operation Business                 100           --        --
 ---------------------------------------------------------------------

Cost of Connectivity and Outsourcing Services revenue were JPY14,341 million, an increase of 16.9% YoY due to the increase in cost incurred by hi-ho for 6 months compared to 4 months in 1H07, network operation related and personnel related costs resulting from business expansion, and circuit related cost along with the upgrade in backbone. There were also initial cost related to GDX Japan Inc. and On-Demand Solutions Inc. of JPY76 million.

Gross margin was JPY2,660 million, an increase of 4.8% YoY. Gross margin ratio was 15.6% compared to 17.1% in 1H07.

Cost of SI revenues was JPY12,178 million in 2Q08, an increase of 12.9% YoY mainly due to the increase in outsourcing related costs.

Gross margin was JPY3,539 million, an increase of 0.7% YoY. Gross margin ratio was 22.5% compared to 24.6% in 1H07. We had an unprofitable systems integration project in 1H08.

Cost of Equipment Sales revenues was JPY466 million, a decrease of 38.5% YoY due to the decrease in equipment sales revenues. Gross margin ratio was 11.3% compared to 14.2% in 1H07.

Cost of ATM Operation Business revenues was JPY100 million and the gross margin was a loss of JPY89 million.

SG&A Expenses and R&D

Sales and marketing expenses were JPY2,351 million, an increase of 16.0% YoY. The increases were mainly due to the increase in personnel related expenses resulting from the hiring of personnel mainly in 1Q08 as well as expenses related to hi-ho of 6 months.

General and administrative expenses were JPY2,669 million, an increase of 20.3%YoY. The increases were mainly due to the increase in personnel and outsourcing related expenses. There were also expenses related to the 4 new subsidiaries.

Research and development expenses were JPY144 million, an increase of 23.4% YoY.

Operating income

Operating income was JPY1,005 million, a decrease of 44.6% YoY. While gross margin decreased by 0.2% YoY as revenue growth was weaker than expected mainly as a result of weak systems construction revenue and unprofitable systems integration project, cost related to business expansion increased. There were also losses from the 4 new subsidiaries totaling JPY453 million.

Other income (expenses) and others

Other income (expenses) was a net other expense of JPY239 million compared to net other expenses of JPY119 million in 1H07. There were losses of JPY61 million in 1H08 mainly related to equity securities compared to net gains of JPY49 million in 1H07.

Income tax expense was JPY539 million mainly due to deferred tax expense of JPY378 million compared to income tax benefit of JPY1,805 million in 1H07. In 1H07, there were deferred tax benefits of JPY1,970 million resulting from the revision of the valuation allowance against deferred income tax assets.

Minority interests in losses of subsidiaries were JPY140 million related to GDX Japan and Trust Networks Inc. compared to minority interests in losses of subsidiaries of JPY24 million in 1H07.

Equity in net income of equity method investees was JPY1 million compared to equity in net loss of equity method investees of JPY49 million in 1H07.

Net income was JPY368 million, a decrease of 89.4% YoY.

Financial Condition

Balance Sheets

As of September 30, 2008, total assets decreased by JPY2,427 million from the previous fiscal year end to JPY53,275 million.

For current assets, inventories increased by JPY353 million, mainly for ongoing SI projects; and account receivables decreased by JPY2,275 million, each from the respective amount as of March 31, 2008. Property and equipment increased by JPY1,928 million mainly due to an increase in property for our internal use. The fair value of available-for-sale securities as of September 30, 2008 decreased by JPY92 million to JPY753 million compared to March 31, 2008. For current liabilities, short-term borrowings decreased by JPY2,150 million due to repayments; and accounts payable decreased by JPY1,101 million, each from the respective amount as of March 31, 2008.

Total shareholders' equity as of September 30, 2008 was JPY24,979 million and shareholder's equity ratio (shareholder's equity/total assets) as of September 30, 2008 was 46.9%.

Cash Flows

Cash and cash equivalents as of September 30, 2008 decreased by JPY2,152 million to JPY9,319 million, compared to JPY11,471 million as of March 31, 2008.

Net cash provided by operating activities in 1H08 was JPY4,005 million, compared to net cash provided by operating activities of JPY117 million in 1H07, mainly due to operating income of JPY1,005 million, decrease in accounts receivable of JPY2,256 million, increase in inventories related to on-going SI projects, decrease in accounts payable mainly related to SI projects and payment of income taxes.

Net cash used in investing activities in 1H08 was JPY2,034 million, compared to net cash used in investing activities of JPY4,352 million in 1H07, mainly due to payment of JPY1,748 million for the purchase of property and equipment, JPY119 million for the purchase of short-term and other investments, and JPY100 million for the purchase of available-for-sales securities.

Net cash used in financing activities in 1H08 was JPY4,100 million, compared to net cash provided by financing activities of JPY2,346 million in 1H07, due to repayments of short-term borrowing with initial maturities over three months of JPY475 million (net), principal payments under capital leases of JPY1,744 million, a net decrease of JPY1,675 million in short-term borrowings with initial maturities less than three month and payment of JPY206 million for FY2007 year-end dividends.

1H08 Business Review

Analysis by Service

Connectivity and Outsourcing Services

Connectivity services revenues for corporate use increased by 5.8% YoY as contracted numbers for IP Service, broadband services and IIJ Mobile Services increased respectively. Contracts for over 1Gpbs IP Service increased by 15 contracts compared to September 30, 2007 with expected increase in revenues in the following quarters. IIJ Mobile Service has reached 17,000 contracts, in line with our expectations as we cultivate customers with large sales-force whom are in need to access their internal network from outside, with our high reliable security solutions. The total contracted bandwidth increased by 114.2Gbps to 449.1Gbps compared to September 30, 2007.

Connectivity services revenues for home use increased by 39.9% YoY to JPY3,211 million due to the full contribution to revenues from hi-ho of JPY2,425 million (6 months) compared to JPY1,419 million (4 months). Also users are shifting from dial-up and ADSL services to optical line services which charges higher monthly fees.

Outsourcing services revenues increased by 14.3% YoY as steady and continuous demands for email related and data center services in general continued.

             Number of Contracts for Connectivity Services
 ---------------------------------------------------------------------
                                         Sept. 30,  Sept. 30,   YoY
                                           2008       2007     Change
 ---------------------------------------------------------------------
 Connectivity Services (Corporate Use)     40,611    22,949    17,662
 ---------------------------------------------------------------------
   IP Service (-99Mbps)                       895       811        84
 ---------------------------------------------------------------------
   IP Service (100Mbps-999Mbps)               213       179        34
 ---------------------------------------------------------------------
   IP Service (1Gbps-)                         76        61        15
 ---------------------------------------------------------------------
   IIJ Data Center Connectivity Service       299       288        11
 ---------------------------------------------------------------------
   IIJ FiberAccess/F and IIJ DSL/F         25,101    19,994     5,107
 ---------------------------------------------------------------------
   Others                                  14,027     1,616    12,411
 ---------------------------------------------------------------------
 Connectivity Services (Home Use)         457,289   500,185   (42,896)
 ---------------------------------------------------------------------
   Under IIJ Brand                         48,287    52,878    (4,591)
 ---------------------------------------------------------------------
   hi-ho                                  186,396   189,872    (3,476)
 ---------------------------------------------------------------------
   OEM(3)                                 222,606   257,435   (34,829)
 ---------------------------------------------------------------------
 Total Contracted Bandwidth             449.1Gbps 334.9Gbps 114.2Gbps
 ---------------------------------------------------------------------

   Connectivity and Outsourcing Services Revenues Breakdown and Cost
 ----------------------------------------------------------------------
                                        1H08         1H07         YoY %
                                                                 change
 ----------------------------------------------------------------------
                                     JPY millions  JPY millions
 Connectivity Service (Corporate Use)   6,328        5,981        5.8%
 ----------------------------------------------------------------------
  IP Service(4)                         4,565        4,443        2.8%
 ----------------------------------------------------------------------
  IIJ FiberAccess/F and IIJ DSL/F       1,434        1,280       12.1%
 ----------------------------------------------------------------------
  Others                                  329          258       27.0%
 ----------------------------------------------------------------------
 Connectivity Service (Home Use)        3,211        2,295       39.9%
 ----------------------------------------------------------------------
   Under IIJ Brand                        512          560       (8.6%)
 ----------------------------------------------------------------------
   hi-ho                                2,425        1,419       70.9%
 ----------------------------------------------------------------------
   OEM                                    274          316      (13.1%)
 ----------------------------------------------------------------------
 Outsourcing Services                   7,462        6,531       14.3%
 ----------------------------------------------------------------------
    Total Connectivity and
     Outsourcing Services              17,001       14,807       14.8%
 ----------------------------------------------------------------------
 Cost of Connectivity and
  Outsourcing Services                 14,341       12,268       16.9%
 ----------------------------------------------------------------------
 Backbone Cost (included in the
  cost of Connectivity and
  Outsourcing Service)                  1,846        1,668       10.7%
 ----------------------------------------------------------------------
 Connectivity and Outsourcing
  Services Gross Margin Ratio            15.6%        17.1%        --
 ----------------------------------------------------------------------

SI

One-time revenues from systems construction decreased by 6.4% YoY and recurring revenues from systems operation and maintenance increased by 24.4% YoY.

Order backlog for SI and equipment sales as of September 30, 2008 decreased by 8.7% to JPY17,296 million compared to September 30, 2007. The order backlog for systems construction including equipment sales decreased by 40.4% to JPY5,500 million and systems operation and maintenance increased by 21.5% to JPY11,796 million compared to September 30, 2008 respectively.

                    SI Revenue Breakdown and Cost
 ---------------------------------------------------------------------
                                      1H08         1H07         YoY %
                                                               change
 ---------------------------------------------------------------------
                                 JPY millions   JPY millions
 SI Revenues                         15,718       14,302         9.9%
 ---------------------------------------------------------------------
  Systems Construction                6,290        6,721       (6.4%)
 ---------------------------------------------------------------------
  Systems Operation and Maintenance   9,428        7,581        24.4%
 ---------------------------------------------------------------------
 Cost of SI                          12,178       10,787        12.9%
 ---------------------------------------------------------------------
 SI Gross Margin Ratio                 22.5%        24.6%       --
 ---------------------------------------------------------------------

               Order Backlog for SI and Equipment Sales
 ---------------------------------------------------------------------
                                        Sept. 30,  Sept. 30,    YoY %
                                           2008       2007      Change
 ---------------------------------------------------------------------
                                      JPY millions JPY millions
 SI and Equipment Sales Order Backlog     17,296     18,938     (8.7%)
 ---------------------------------------------------------------------

 Equipment Sales
 ---------------
                   Equipment Sales Revenue and Cost
 ---------------------------------------------------------------------
                                   1H08            1H07         YoY %
                                                                change
 ---------------------------------------------------------------------
                                  JPY millions  JPY millions
 Equipment Sales Revenues              524          881         (40.5%)
 ---------------------------------------------------------------------
 Cost of Equipment Sales               466          756         (38.5%)
 ---------------------------------------------------------------------
 Equipment Sales Gross Margin Ratio   11.3%        14.2%           --
 ---------------------------------------------------------------------

 ATM Operation Business
 ----------------------
                ATM Operation Business Revenue and Cost
 ---------------------------------------------------------------------
                                     1H08          1H07         YoY %
                                                                change
 ---------------------------------------------------------------------
                                  JPY millions  JPY millions
 ATM Operation Business Revenues      11             --            --
 ---------------------------------------------------------------------
 Cost of ATM Operation Business      100             --            --
 ---------------------------------------------------------------------

Segment Information

 Operating Revenues
 ------------------

 -------------------------------------------------------------------
                                                            1H08
 -------------------------------------------------------------------
                                                       JPY millions
 Network services and Systems Integration Business         33,323
 -------------------------------------------------------------------
    External Customers                                     33,243
 -------------------------------------------------------------------
    Inter-Segment                                              80
 -------------------------------------------------------------------
 ATM Operation Business                                        11
 -------------------------------------------------------------------
    External Customers                                         11
 -------------------------------------------------------------------
    Inter-Segment                                              --
 -------------------------------------------------------------------
 Elimination                                                   80
 -------------------------------------------------------------------
 Consolidated                                              33,254
 -------------------------------------------------------------------

 Operating Income (losses)
 -------------------------

 -------------------------------------------------------------------
                                                            1H08
 -------------------------------------------------------------------
                                                        JPY millions
 Network services and Systems Integration Business          1,253
 -------------------------------------------------------------------
 ATM Operation Business                                     (233)
 -------------------------------------------------------------------
 Elimination                                                  14
 -------------------------------------------------------------------
 Consolidated                                              1,005
 -------------------------------------------------------------------

FY2008 Financial Target

As corporate earnings are decreasing and capital expenditures are weakening in general, and the Japanese economy is deteriorating and is expected to continue for a while, we have revised IIJ's full FY2008 financial target downward from the initial target announced on May 15, 2008.

                                            Income before
                               Operating     Income Tax       Net
                   Revenues      Income   Expense (Benefit)  Income
 --------------------------------------------------------------------
                  JPY million   JPY million  JPY million  JPY million
  Target
   (Announced on
   Oct 24, 2008)     73,000        3,800        3,000        2,800
 --------------------------------------------------------------------

Dividend

The Board of Directors of IIJ resolved today to pay cash dividend of JPY1,000 per share of common stock for interim period ended September 30, 2008 to the shareholders of record as of September 30, 2008, payable December 5, 2008. IIJ also plans to pay year-end cash dividend of JPY1,000 per share (payable to shareholders of record as of March 31, 2009).

 ----------------------------------------------------------------------
                                              Dividend per share
 ----------------------------------------------------------------------
                                          Interim   Year-end    Total
 ----------------------------------------------------------------------
                                            JPY       JPY         JPY
  Fiscal year ended March 31, 2008         750.00   1,000.00   1,750.00
 ----------------------------------------------------------------------
  Fiscal year ending March 31, 2009      1,000.00         --
  Fiscal year ending March 31, 2009
  (target)                                     --   1,000.00   2,000.00
 ----------------------------------------------------------------------

Repurchase of Own Shares

On October 28, 2008, The Board of Directors of IIJ resolved to repurchase its own shares pursuant to Article 156, Paragraph 1 of the Corporation Law as applied pursuant to Article 165, Paragraph 3 of the Corporation Law and IIJ's Article of Incorporation.

 1. Type of shares to be repurchased: Common stock of IIJ
 2. Total number of shares to be repurchased: Up to 4,000 shares
    (Equivalent to 1.94% of the common shares outstanding)
 3. Total amount to be repurchased: Up to JPY 400,000,000
 4. Repurchasing period: From November 14, 2008 to January 30, 2009
    **  The shares to be repurchased within the limitation provided by law may include IIJ's American Depository Shares ("ADS"). The ADS is quoted on the Nasdaq market and the current ADS/share ratio is
        400 ADSs per 1 share of IIJ's common stock and can be transferred through our depository.

 (1)  Unless otherwise stated, all financial figures discussed in this announcement are prepared in accordance with U.S. GAAP. All financial figures are unaudited and consolidated. The
      translations of Japanese yen into U.S. dollars are solely for the convenience of readers outside of Japan. The rate used for the translation was JPY105.94 per US$1.00, which was the noon buying rate on September 30, 2008.
 (2)  From 1Q08, we have disclosed revenues and costs related to ATM
      Operation Business.
 (3)  OEM services provided to other service providers.
 (4)  IP Service revenues include revenues from the Data Center
      Connectivity Service.

Presentation

Presentation Materials will be posted on our web site (http://www.iij.ad.jp/en/IR/) on November 13, 2008.

About Internet Initiative Japan Inc.

Founded in 1992, Internet Initiative Japan Inc. ("IIJ") (Nasdaq:IIJI) (TSE:3774) is one of Japan's leading Internet-access and comprehensive network solutions providers. The company has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ and its group of companies provide total network solutions that mainly cater to high-end corporate customers. The company's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design.

The Internet Initiative Japan Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4613

For inquiries, contact:

 YUKO KAZAMA
 IIJ Investor Relations Office
 Tel: +81-3-5259-6500 E-mail: ir@iij.ad.jp URL: http://www.iij.ad.jp/

Statements made in this press release regarding IIJ's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements that are based on IIJ's and managements' current expectations, assumptions, estimates and projections about its business and the industry. These forward-looking statements, such as statements regarding FY2008 revenues and operating and net profitability, are subject to various risks, uncertainties and other factors that could cause IIJ's actual results to differ materially from those contained in any forward-looking statement. These risks, uncertainties and other factors include: IIJ's ability to maintain and increase revenues from higher-margin services such as systems integration and outsourcing services; the possibility that revenues from connectivity services may decline substantially as a result of competition and other factors; the ability to compete in a rapidly evolving and competitive marketplace; the impact on IIJ's profits of fluctuations in costs such as backbone costs and subcontractor costs; the impact on IIJ's profits of fluctuations in the price of available-for-sale securities; the impact of technological changes in its industry; IIJ's ability to raise additional capital to cover its indebtedness; the possibility that NTT, IIJ's largest shareholder, may decide to exercise substantial influence over IIJ; and other risks referred to from time to time in IIJ's filings on Form 20-F of its annual report and other filings with the United States Securities and Exchange Commission.

                    Internet Initiative Japan Inc.
           Quarterly Consolidated Balance Sheets (Unaudited)
            (As of September 30, 2008 and March 31, 2008)

 ---------------------------------------------------------------------
                 As of September 30, 2008         As of March 31, 2008
 ---------------------------------------------------------------------
                 Thousands of   Thousands            Thousands
                 U.S. Dollars    of JPY      %        of JPY      %
 ---------------------------------------------------------------------
 ASSETS
 CURRENT ASSETS:
 Cash and cash
  equivalents          87,967    9,319,235           11,470,980
 Short-term
  investments              --           --               12,181
 Accounts
  receivable, net
  of allowance
  for doubtful
  accounts of
  JPY 23,544
  thousand and
  JPY 24,677
  thousand at
  September 30,
  2008 and March
  31, 2008,
  respectively         94,210    9,980,614           12,255,163

 Inventories           14,512    1,537,377            1,184,160
 Prepaid expenses      20,275    2,147,960            2,005,274
 Other current
  assets, net of
  allowance for
  doubtful
  accounts of
  JPY 15,320
  thousand and
  JPY 7,470
  thousand at
  September 30,
  2008 and March
  31, 2008,
  respectively         12,284    1,301,333            1,557,869
                    ----------------------         ------------
 Total current
  assets              229,248   24,286,519    45.6   28,485,627   51.1
 INVESTMENTS IN
  AND ADVANCES
  TO EQUITY
  METHOD
  INVESTEES, net
  of loan loss
  valuation
  allowance of
  JPY 16,701
  thousand at
  September 30,
  2008 and March
  31, 2008              9,024      956,006     1.8      991,237    1.8
 OTHER INVESTMENTS     22,437    2,376,978     4.5    2,363,770    4.2
 PROPERTY AND
  EQUIPMENT, net
  of accumulated
  depreciation
  and amortization
  of JPY
  15,417,585
  thousand and
  JPY 14,029,785
  thousand at
  September 30,
  2008 and March
  31, 2008,
  respectively        129,020   13,668,382    25.7   11,740,210   21.1

 GOODWILL              23,667    2,507,258     4.7    2,507,258    4.5
 OTHER INTANGIBLE
  ASSETS -- Net        31,736    3,362,102     6.3    3,400,117    6.1
 GUARANTEE
  DEPOSITS             19,776    2,095,045     3.9    2,037,165    3.7
 OTHER ASSETS,
  net of
  allowance for
  doubtful
  accounts of
  JPY 65,088
  thousand and
  JPY 64,796
  thousand at
  September 30,
  2008 and March
  31, 2008,
  respectively         37,976    4,023,185     7.5    4,177,162    7.5
                    ----------------------         ------------
 TOTAL                502,884   53,275,475   100.0   55,702,546  100.0
                    ----------------------         ------------

 ---------------------------------------------------------------------
                 As of September 30, 2008         As of March 31, 2008
 ---------------------------------------------------------------------
                 Thousands of  Thousands            Thousands
                 U.S. Dollars   of JPY       %        of JPY      %
 ---------------------------------------------------------------------
 LIABILITIES AND
  SHAREHOLDERS'
  EQUITY
 CURRENT
  LIABILITIES:
 Short-term
  borrowings           66,075    7,000,000            9,150,000
 Capital lease
  obligations --
  current portion      34,143    3,617,081            3,455,948
 Accounts payable      64,136    6,794,589            7,895,238
 Accrued expenses       9,954    1,054,540              994,138
 Accrued
  retirement and
  pension costs
  -- current              108       11,436               11,436
 Deferred income       17,696    1,874,696            1,552,896
 Other current
  liabilities           3,768      399,207              864,366
                    ----------------------         ------------
 Total current
  liabilities         195,880   20,751,549    38.9   23,924,022   42.9
 CAPITAL LEASE
  OBLIGATIONS --
  Noncurrent           51,163    5,420,254    10.2    4,738,359    8.5
 ACCRUED
  RETIREMENT AND
  PENSION COSTS
  -- Noncurrent        11,624    1,231,434     2.3    1,101,951    2.0

 OTHER NONCURRENT
  LIABILITIES           6,973      738,712     1.4      663,399    1.2
                    ----------------------         ------------
 Total
  Liabilities         265,640   28,141,949    52.8   30,427,731   54.6
                    ----------------------         ------------
 MINORITY
  INTEREST              1,458      154,309     0.3      294,102    0.6
  COMMITMENTS AND
  CONTINGENCIES

 SHAREHOLDERS'
  EQUITY:
 Common-stock --
  authorized,
  377,600 shares;
  issued and
  outstanding,
  206,478 shares
  at September
  30, 2008 and
  March 31, 2008      158,900   16,833,847    31.6   16,833,847   30.2
 Additional
  paid-in capital     260,636   27,611,737    51.8   27,611,737   49.6
 Accumulated
  deficit            (183,070) (19,394,413)  (36.4) (19,555,489) (35.1)
 Accumulated
  other
  comprehensive
  income (loss)          (680)     (71,954)   (0.1)      90,618    0.1
                    ----------------------         ------------
 Total share-
  holders' equity     235,786   24,979,217    46.9   24,980,713   44.8
                    ----------------------         ------------
 TOTAL                502,884   53,275,475   100.0   55,702,546  100.0
                    ----------------------         ------------

 ---------------------------------------------------------------------

 (Note)       The U.S. dollar amounts represent translations of yen
              amounts at the rate of JPY 105.94 which was the noon
              buying rate in New York City for cable transfers in
              foreign currencies as certified for customs purposes by
              the Federal Reserve Bank of New York prevailing as of
              September 30, 2008.

                       Internet Initiative Japan Inc.
        Quarterly Consolidated Statements of Income (Unaudited)
 (For the first half ended September 30, 2008 and September 30, 2007)
 ---------------------------------------------------------------------
                      Six Months Ended              Six Months Ended
                     September 30, 2008            September 30, 2007
                ------------------------------------------------------
                                            % of                 % of
                 Thousands of  Thousands    total   Thousands    total
                 U.S. Dollars   of JPY    revenues   of JPY    revenues
 ---------------------------------------------------------------------
 REVENUES:
  Connectivity and
   outsourcing
   services:
   Connectivity
    (corporate
    use)               59,729    6,327,721            5,981,284
   Connectivity
    (home use)         30,312    3,211,251            2,294,848
   Outsourcing
    services           70,439    7,462,257            6,530,574
                    ----------------------         ------------
    Total             160,480   17,001,229           14,806,706
 Systems
  integration:
  Systems
   Construction        59,373    6,289,946            6,720,912
  Systems
   Operation and
   Maintenance         88,990    9,427,609            7,581,276
                    ----------------------         ------------
    Total             148,363   15,717,555           14,302,188
 Equipment sales        4,947      524,087              881,350
 ATM operation
  business                103       10,970                   --
                    ----------------------         ------------
    Total
     revenues         313,893   33,253,841   100.0   29,990,244  100.0
                    ----------------------         ------------
 COST AND EXPENSES:
  Cost of
   connectivity
   and outsourcing
   services           135,373   14,341,393           12,267,670
  Cost of systems
   integration        114,955   12,178,300           10,786,859
  Cost of
   equipment
   sales                4,388      464,841              756,386
  Cost of ATM
   operation
   business               943       99,984                   --
                    ----------------------         ------------
    Total cost        255,659   27,084,518    81.5   23,810,915   79.4
  Sales and
   marketing           22,192    2,351,033     7.1    2,027,153    6.7
  General and
   administrative      25,195    2,669,171     8.0    2,219,623    7.4
  Research and
   development          1,356      143,677     0.4      116,445    0.4
                    ----------------------         ------------
    Total cost
     and expenses     304,402   32,248,399    97.0   28,174,136   93.9
                    ----------------------         ------------
 OPERATING INCOME       9,491    1,005,442     3.0    1,816,108    6.1
                    ----------------------         ------------
 OTHER INCOME
  (EXPENSE):
   Interest
    income                248       26,243               31,555
   Interest
    expense            (1,949)    (206,407)            (215,278)
   Foreign
    exchange
    gains                  38        3,998                  923
   Net gains on
    sales of other
    investments            --           --              213,530
   Losses on
    write-down of
    other
    investments          (577)     (61,092)            (164,056)
   Other -- net           (20)      (2,134)              14,702
                    ----------------------         ------------
    Other income
     (expense) --
     net               (2,260)    (239,392)   (0.7)    (118,624)  (0.4)
                    ----------------------         ------------
 INCOME FROM
  OPERATIONS
  BEFORE INCOME
  TAX EXPENSE
  (BENEFIT),
  MINORITY
  INTERESTS AND
  EQUITY IN NET
  INCOME (LOSS)
  OF EQUITY
  METHOD
  INVESTEES             7,231      766,050     2.3    1,697,484    5.7
 INCOME TAX
  EXPENSE
  (BENEFIT)             5,089      539,124     1.6   (1,804,833)  (6.0)
 MINORITY
  INTERESTS IN
  LOSSES
 OF SUBSIDIARIES        1,320      139,793     0.4       24,212    0.1
 EQUITY IN NET
  INCOME (LOSS)
  OF EQUITY
  METHOD
  INVESTEES                 7          835     0.0      (49,129)  (0.2)
                    ----------------------         ------------
 NET INCOME             3,469      367,554     1.1    3,477,400   11.6
 ---------------------------------------------------------------------

 ---------------------------------------------------------------------
                     Six Months Ended            Six Months Ended
                    September 30, 2008          September 30, 2007
 ---------------------------------------------------------------------
 NET INCOME PER
  SHARE

  BASIC
   WEIGHTED-AVERAGE
   NUMBER OF                       206,478              206,002
   SHARES (shares)
  DILUTED WEIGHTED-
   AVERAGE NUMBER
   OF SHARES
   (shares)                        206,538              206,228
  BASIC WEIGHTED-
   AVERAGE NUMBER
   OF ADS
   EQUIVALENTS
   (ADSs)                       82,591,200           82,400,774
  DILUTED WEIGHTED-
   AVERAGE NUMBER
   OF ADS
   EQUIVALENTS
   (ADSs)                       82,615,200           82,491,200
  BASIC NET INCOME
   PER SHARE
   (U.S. Dollars/
   JPY / JPY)           16.80        1,780               16,880
  DILUTED NET
   INCOME PER SHARE
   (U.S. Dollars/
   JPY / JPY)           16.80        1,780               16,862
  BASIC NET INCOME
   PER ADS
   EQUIVALENT
   (U.S. Dollars/
    JPY / JPY)           0.04         4.45                42.20
  DILUTED NET
   INCOME PER ADS
   EQUIVALENT
   (U.S. Dollars/
    JPY / JPY)           0.04         4.45                42.14

 ---------------------------------------------------------------------

 (Note 1)      The U.S. dollar amounts represent translations of
               yen amounts at the rate of JPY 105.94 which was the
               noon buying rate in New York City for cable transfers
               in foreign currencies as certified for customs
               purposes by the Federal Reserve Bank of New York
               prevailing as of September 30, 2008.

 (Note 2)      The above presentation for the first half ended
               September 30, 2007 has been changed to conform to the
               presentation for the first half ended September 30,
               2008.

                      Internet Initiative Japan Inc.
      Quarterly Consolidated Statements of Cash Flows (Unaudited)
 (For the first half ended September 30, 2008 and September 30, 2007)

  --------------------------------------------------------------------
                                                         Six Months
                                                            Ended
                                  Six Months Ended       September 30,
                                 September 30, 2008         2007
                          --------------------------------------------
                           Thousands of    Thousands      Thousands
                           U.S. Dollars     of JPY         of JPY
  --------------------------------------------------------------------
  OPERATING ACTIVITIES:
   Net income                      3,469        367,554      3,477,400
   Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
    Depreciation and
     amortization                 24,534      2,599,105      2,238,630
    Provision for
     retirement and pension
     costs, less payments          1,222        129,483         84,723
    Provision for (reversal
     of) allowance for
     doubtful accounts and
     advances                         79          8,391         (4,924)
    Loss on disposal of
     property and equipment          337         35,728         11,524
    Net gains on sales of
     other investments                --             --       (213,530)
    Losses on write-down
     of other investments            577         61,092        164,056
    Foreign exchange losses           84          8,867          3,397
    Equity in net loss of
     equity method investees
     (net of dividend)               279         29,545         49,129
    Minority interests in
     losses of subsidiaries       (1,319)      (139,793)       (24,212)
    Deferred income tax
     expense (benefit)             3,568        377,983     (1,969,437)
    Others                            16          1,707             --
  Changes in operating
   assets and liabilities
   net of effects from
   acquisition of business
   and a company
    Decrease in accounts
     receivable                   21,293     2,255,821         576,507
    Increase in inventories,
     prepaid expenses and
     other current and
     noncurrent assets            (3,885)      (411,600)    (1,639,019)
    Decrease in accounts
     payable                     (11,686)    (1,238,019)    (2,183,876)
    Decrease in accrued
     expenses, other current
     and noncurrent
     liabilities                    (767)       (81,276)      (453,660)
  --------------------------------------------------------------------
    Net cash provided by
     operating activities         37,801      4,004,588        116,708
  --------------------------------------------------------------------
  INVESTING ACTIVITIES:
   Purchase of property
    and equipment                (16,499)    (1,747,972)      (991,559)
   Purchase of
    available-for-sale
    securities                      (944)       (99,992)      (513,895)
   Purchase of short-term
    and other investments         (1,126)      (119,263)       (31,822)
   Investment in equity
    method investee                   --             --       (250,389)
   Purchases of subsidiary
    stock from minority
    shareholders                      --             --     (1,975,123)
   Proceeds from sales of
    available-for-sale
    securities                        --             --        609,112
   Proceeds from sales and
    redemption of
    short-term and other
    investments                      113         12,009          6,751
   Acquisition of a newly
    controlled company, net
    of cash acquired                  --             --       (912,450)
   Payments of guarantee
    deposits                        (743)       (78,718)      (265,850)
   Refund of guarantee
    deposits                         169         17,882          3,361
   Payments for refundable
    insurance policies              (242)       (25,614)       (23,439)
   Refund from insurance
    policies                          70          7,382             --
   Other                              (1)          (104)        (6,690)
  --------------------------------------------------------------------
    Net cash used in
     investing activities        (19,203)    (2,034,390)    (4,351,993)
  --------------------------------------------------------------------

                                                          Six Months
                                                            Ended
                                Six Months Ended         September 30,
                               September 30, 2008            2007
                          --------------------------------------------
                            Thousands of    Thousands      Thousands
                            U.S. Dollars     of JPY         of JPY
 ---------------------------------------------------------------------
  FINANCING ACTIVITIES:
   Proceeds from issuance of
    short-term borrowings
    with initial maturities
    over three months             50,972      5,400,000     10,400,000
   Repayments of short-term
    borrowings with initial
    maturities over three
    months and long-term
    borrowings                   (55,456)    (5,875,000)    (6,340,000)
   Principal payments under
    capital leases               (16,460)    (1,743,847)    (1,657,941)
   Net Increase (decrease)
    in short-term
    borrowings with initial
    maturities less than
    three months                 (15,811)    (1,675,000)       250,000
   Dividends paid                 (1,949)      (206,478)      (306,450)
 ---------------------------------------------------------------------
    Net cash provided by
     (used in) financing
     activities                  (38,704)    (4,100,325)     2,345,609

 ---------------------------------------------------------------------
  EFFECT OF EXCHANGE RATE
   CHANGES ON CASH AND CASH
   EQUIVALENTS                      (205)       (21,618)         5,008

  NET DECREASE IN CASH AND
   CASH EQUIVALENTS              (20,311)    (2,151,745)    (1,884,668)
  CASH AND CASH
   EQUIVALENTS, BEGINNING
   OF THE PERIOD                 108,278     11,470,980     13,554,544
  --------------------------------------------------------------------
  CASH AND CASH EQUIVALENTS,
   END OF THE PERIOD              87,967      9,319,235     11,669,876
  --------------------------------------------------------------------

  --------------------------------------------------------------------
  ADDITIONAL CASH FLOW
   INFORMATION:
  Interest paid                    1,942        205,700        216,937
  Income taxes paid                3,794        401,943        727,324

  NONCASH INVESTING AND
   FINANCING ACTIVITIES:
   Acquisition of assets
    by entering into
    capital leases                26,128      2,768,002      2,298,102
   Purchase of minority
    interests of
    consolidated
    subsidiaries                      --             --      1,012,520
    through share exchanges

  ACQUISITION OF BUSINESS
   AND A COMPANY:
   Assets acquired                    --             --      1,570,720
   Cash paid                          --             --     (1,230,450)
   Liabilities assumed                --             --        340,270
  --------------------------------------------------------------------

  (Note 1)     The U.S. dollar amounts represent translations of
               yen amounts at the rate of JPY 105.94 which was the
               noon buying rate in New York City for cable transfers
               in foreign currencies as certified for customs purposes
               by the Federal Reserve Bank of New York prevailing as
               of September 30, 2008.

  (Note 2)     The above presentation for the first half ended
               September 30, 2007 has been changed to conform to the
               presentation for the first half ended September 30,
               2008.

2nd Quarter FY2008 Consolidated Financial Results (3 months)

The following tables are highlight data of 2nd Quarter FY2008 consolidated financial results (unaudited, from July 1, 2008 to September 30, 2008).

                       Operating Results Summary
 -------------------------------------------------------------------
                                                               YoY
                                            2Q08      2Q07    Change
 -------------------------------------------------------------------
                                            JPY       JPY
                                          millions  millions
  ------------------------------------------------------------------
 Total Revenues:                            16,926    16,294     3.9%
 -------------------------------------------------------------------
   Connectivity and Outsourcing Services     8,605     7,936     8.4%
 -------------------------------------------------------------------
   SI                                        8,029     7,968     0.8%
 -------------------------------------------------------------------
   Equipment Sales                             286       391   (26.9%)
 -------------------------------------------------------------------
   ATM Operation Business                        6        --      --
 -------------------------------------------------------------------
 Cost of Revenues:                          13,782    12,869     7.1%
 -------------------------------------------------------------------
   Connectivity and Outsourcing Services     7,276     6,598    10.3%
 -------------------------------------------------------------------
   SI                                        6,154     5,938     3.6%
 -------------------------------------------------------------------
   Equipment Sales                             266       333   (20.1%)
 -------------------------------------------------------------------
   ATM Operation Business                       86        --      --
 -------------------------------------------------------------------
 SG&A Expenses and R&D                       2,550     2,301    10.8%
 -------------------------------------------------------------------
 Operating Income                              594     1,125   (47.2%)
 -------------------------------------------------------------------
 Income before Income Tax Expense              456       941   (51.5%)
 -------------------------------------------------------------------
 Net Income                                    198     2,907   (93.2%)
 -------------------------------------------------------------------

  Connectivity and Outsourcing Services Revenues Breakdown and Cost
 -------------------------------------------------------------------
                                                               YoY
                                            2Q08      2Q07    Change
 -------------------------------------------------------------------
                                            JPY       JPY
                                          millions  millions
  ------------------------------------------------------------------
 Connectivity and Outsourcing
  Services Revenues                          8,605     7,936     8.4%
 -------------------------------------------------------------------
   Connectivity Service (Corporate Use)      3,218     3,009     7.0%
 -------------------------------------------------------------------
   IP Service                                2,295     2,225     3.1%
 -------------------------------------------------------------------
   IIJ FiberAccess/F and IIJ DSL/F             721       664     8.6%
 -------------------------------------------------------------------
   Others                                      202       119    69.4%
 -------------------------------------------------------------------
 Connectivity Service (Home Use)             1,615     1,489     8.5%
 -------------------------------------------------------------------
   Under IIJ Brand                             254       277    (8.4%)
 -------------------------------------------------------------------
   hi-ho                                     1,222     1,080    13.2%
 -------------------------------------------------------------------
   OEM                                         139       131     5.8%
 -------------------------------------------------------------------
 Outsourcing Services                        3,772     3,438     9.7%
 -------------------------------------------------------------------
 Cost of Connectivity and
  Outsourcing Services                       7,276     6,598    10.3%
 -------------------------------------------------------------------
   Backbone Cost (included in the cost
   of Connectivity and Outsourcing
   Service)                                    951       849    12.0%
 -------------------------------------------------------------------
 Connectivity and Outsourcing Services
  Gross Margin Ratio                          15.4%     16.9%     --
 -------------------------------------------------------------------

                     SI Revenue Breakdown and Cost
 -------------------------------------------------------------------
                                                               YoY
                                            2Q08      2Q07    Change
 -------------------------------------------------------------------
                                            JPY       JPY
                                          millions  millions
 -------------------------------------------------------------------
 SI Revenues                                 8,029     7,968     0.8%
 -------------------------------------------------------------------
   Systems Construction                      3,254     4,168   (21.9%)
 -------------------------------------------------------------------
   Systems Operation and Maintenance         4,775     3,799    25.7%
 -------------------------------------------------------------------
 Cost of SI                                  6,154     5,938     3.6%
 -------------------------------------------------------------------
 SI Gross Margin Ratio                        23.3%     25.5%     --
 -------------------------------------------------------------------
 SI and Equipment Sales Order Backlog       17,296    18,928    (8.6%)
 -------------------------------------------------------------------

                   Equipment Sales Revenue and Cost
 -------------------------------------------------------------------
                                                               YoY
                                            2Q08      2Q07    Change
 -------------------------------------------------------------------
                                            JPY       JPY
                                          millions  millions
 -------------------------------------------------------------------
 Equipment Sales Revenues                      286       391   (26.9%)
 -------------------------------------------------------------------
 Cost of Equipment Sales                       266       333   (20.1%)
 -------------------------------------------------------------------
 Equipment Sales Gross Margin Ratio            7.0%     15.0%     --
 -------------------------------------------------------------------

                ATM Operation Business Revenue and Cost
 -------------------------------------------------------------------
                                                               YoY
                                            2Q08      2Q07    Change
 -------------------------------------------------------------------
                                            JPY       JPY
                                          millions  millions
 -------------------------------------------------------------------
 ATM Operation Business Revenues                 6        --      --
 -------------------------------------------------------------------
 Cost of ATM Operation Business                 86        --      --
 -------------------------------------------------------------------

                      Other Financial Statistics
 -------------------------------------------------------------------
                                                               YoY
                                            2Q08      2Q07    Change
 -------------------------------------------------------------------
                                            JPY       JPY
                                          millions  millions
 -------------------------------------------------------------------
 Adjusted EBITDA                             1,948     2,316   (15.9%)
 -------------------------------------------------------------------
 CAPEX, including capital leases             2,685     1,058   153.9%
 -------------------------------------------------------------------
 Depreciation and amortization               1,354     1,191    13.7%
 -------------------------------------------------------------------

Reconciliation of Non-GAAP Financial Measures

The following table summarizes the reconciliation of adjusted EBITDA to net income in our consolidated statements of income that are prepared in accordance with U.S. GAAP.

                           Adjusted EBITDA
 -------------------------------------------------------------------
                                                   2Q08       2Q07
 -------------------------------------------------------------------
                                                   JPY        JPY
                                                 millions   millions
 -------------------------------------------------------------------
 Adjusted EBITDA                                   1,948       2,316
 -------------------------------------------------------------------
 Depreciation and Amortization                     1,354       1,191
 -------------------------------------------------------------------
 Operating Income                                    594       1,125
 -------------------------------------------------------------------
 Other Income (Expense)                             (138)       (184)
 -------------------------------------------------------------------
 Income Tax Expense                                  326      (1,980)
 -------------------------------------------------------------------
 Minority Interests in Losses of
  Subsidiaries                                        85          15
 -------------------------------------------------------------------
 Equity in Net Income (Loss) of Equity
  Method Investees                                   (17)        (29)
 -------------------------------------------------------------------
 Net Income                                          198       2,907
 -------------------------------------------------------------------

The following table summarizes the reconciliation of capital expenditures to the purchase of property and equipment in our consolidated statements of cash flows that are prepared and presented in accordance with U.S. GAAP.

                                 CAPEX
 -------------------------------------------------------------------
                                                   2Q08       2Q07
 -------------------------------------------------------------------
                                                   JPY        JPY
                                                 millions   millions
 -------------------------------------------------------------------
 CAPEX, including capital leases                   2,685       1,058
 -------------------------------------------------------------------
   Acquisition of Assets by Entering into
    Capital Leases                                 1,705         636
 -------------------------------------------------------------------
   Purchase of Property and Equipment                980         422
 -------------------------------------------------------------------

                    Internet Initiative Japan Inc.
                    ------------------------------
        Quarterly Consolidated Statements of Income (Unaudited)
        ------------------------------------------------------
   (For the quarter ended September 30, 2008 and September 30, 2007)

                          Three Months Ended        Three Months Ended
                          September 30, 2008        September 30, 2007
                     ----------------------------   ------------------
                      Thousands
                         of    Thousands  % of      Thousands  % of
                        U.S.      of      total        of      total
                      Dollars     JPY    revenues      JPY    revenues
 ---------------------------------------------------------------------
 REVENUES:

  Connectivity and
   outsourcing
   services:
    Connectivity
     (corporate use)   30,375   3,217,967             3,008,512
    Connectivity
     (home use)        15,245   1,615,048             1,488,522
    Outsourcing
     services          35,603   3,771,761             3,438,596
                     --------------------            ----------
      Total            81,223   8,604,776             7,935,630
  Systems
    integration:
     Systems
      Construction     30,717   3,254,198             4,168,310
     Systems Operation
      and Maintenance  45,069   4,774,533             3,799,414
                     --------------------            ----------
       Total           75,786   8,028,731             7,967,724
  Equipment sales       2,700     286,066               391,139
  ATM operation
   business                58       6,135                    --
                     --------------------            ----------
      Total revenues  159,767  16,925,708  100.0     16,294,493  100.0
                     --------------------            ----------
 COST AND EXPENSES:
  Cost of
   connectivity and
   outsourcing
   services            68,683   7,276,321             6,598,148
  Cost of systems
   integration         58,090   6,154,063             5,937,975
  Cost of equipment
   sales                2,510     265,915               332,603
  Cost of ATM
   operation
   business               806      85,303                    --
                     --------------------            ----------
      Total cost      130,089  13,781,602   81.4     12,868,726   79.0
  Sales and
   marketing           11,122   1,178,307    7.0      1,088,023    6.7
  General and
   administrative      12,143   1,286,463    7.6      1,152,780    7.1
  Research and
   development            804      85,156    0.5         60,394    0.3
                     --------------------            ----------
      Total cost
       and expenses   154,158  16,331,528   96.5     15,169,923   93.1
                     --------------------            ----------
 OPERATING INCOME       5,609     594,180    3.5      1,124,570    6.9
                     --------------------            ----------
 OTHER INCOME
  (EXPENSE):
   Interest income        173      18,287                20,343
   Interest expense      (946)   (100,204)             (118,370)
   Foreign exchange
    gains                  60       6,401                 1,849
   Losses on
    write-down of
     other
     investments         (507)    (53,701)              (92,127)
   Other -- net           (80)     (8,484)                4,469
                     --------------------            ----------
     Other income
      (expense) --
      net              (1,300)   (137,701)  (0.8)      (183,836)  (1.1)
                     --------------------            ----------
 INCOME FROM
  OPERATIONS BEFORE
  INCOME TAX EXPENSE
  (BENEFIT), MINORITY
  INTERESTS AND
  EQUITY IN NET LOSS
  OF EQUITY METHOD
  INVESTEES             4,309     456,479    2.7        940,734    5.8
 INCOME TAX EXPENSE
  (BENEFIT)             3,077     325,909    1.9     (1,980,199) (12.1)
 MINORITY INTERESTS
  IN LOSSES OF
  SUBSIDIARIES            800      84,766    0.5         14,988    0.1
 EQUITY IN NET LOSS
  OF EQUITY METHOD
  INVESTEES              (159)    (16,859)  (0.1)       (29,277)  (0.2)
                     --------------------            ----------
 NET INCOME             1,873     198,477    1.2      2,906,644   17.8
 ---------------------------------------------------------------------

 ---------------------------------------------------------------------
                          Three Months Ended        Three Months Ended
                          September 30, 2008        September 30, 2007
 ---------------------------------------------------------------------
 NET INCOME PER SHARE

 BASIC
  WEIGHTED-AVERAGE
  NUMBER OF SHARES
  (shares)                               206,478               206,478
 DILUTED
  WEIGHTED-AVERAGE
  NUMBER OF SHARES
  (shares)                               206,478               206,603
 BASIC
  WEIGHTED-AVERAGE
  NUMBER OF ADS
  EQUIVALENTS (ADSs)                  82,591,200            82,591,200
 DILUTED
  WEIGHTED-AVERAGE
  NUMBER OF ADS
  EQUIVALENTS (ADSs)                  82,591,200            82,641,071
 BASIC NET INCOME
  PER SHARE
  (U.S. Dollars /
  JPY / JPY)             9.07                961                14,077
 DILUTED NET INCOME
  PER SHARE (U.S.
  Dollars / JPY / JPY)   9.07                961                14,069
 BASIC NET INCOME
  PER ADS EQUIVALENT
  (U.S. Dollars /
  JPY / JPY)             0.02               2.40                 35.19
 DILUTED NET INCOME
  PER ADS EQUIVALENT
  (U.S. Dollars /
  JPY / JPY)             0.02               2.40                 35.17
 ---------------------------------------------------------------------
 (Note 1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 105.94 which was the noon buying rate in New York City for cable transfers in foreign
          currencies as certified for customs purposes by the Federal
          Reserve Bank of New York prevailing as of September 30, 2008.
 (Note 2) The above presentation for the quarter ended September 30,
          2007 has been changed to conform to the current quarter (the quarter ended September 30, 2008) presentation.

                    Internet Initiative Japan Inc.
                    ------------------------------
      Quarterly Consolidated Statements of Cash Flows (Unaudited)
      -----------------------------------------------------------
   (For the quarter ended September 30, 2008 and September 30, 2007)

 --------------------------------------------------------------------
                                   Three Months         Three Months
                                       Ended               Ended
                                   Sept. 30, 2008      Sept. 30, 2007
                                ---------------------  --------------
                                Thousands
                                    of      Thousands     Thousands
                                   U.S.        of            of
                                 Dollars       JPY           JPY
 --------------------------------------------------------------------
 OPERATING ACTIVITIES:

   Net income                       1,873     198,477       2,906,644
   Adjustments to reconcile net
    income to net cash provided by
    operating activities:
     Depreciation and amortization 12,783   1,354,192       1,191,050
     Provision for retirement and
      pension costs, less payments    540      57,227          37,309
     Provision for (reversal of)
      allowance for doubtful
      accounts and advances            73       7,699            (741)
     Loss on disposal of property
      and equipment                    57       6,040           4,896
     Losses on write-down of
      other investments               507      53,701          92,127
     Foreign exchange losses           18       1,946             711
     Equity in net loss of equity
      method investees                159      16,859          29,277
     Minority interests in losses
      of subsidiaries                (800)    (84,766)        (14,988)
     Deferred income tax
      expense (benefit)             2,372     251,271      (2,113,684)
     Others                            16       1,707             366

   Changes in operating assets
    and liabilities

     Increase in accounts
      receivable                  (11,183) (1,184,692)     (1,163,314)
     Decrease in inventories,
      prepaid expenses and other
      current and noncurrent
      assets                        5,031     533,012         918,460
     Increase in accounts
      payable                       5,411     573,285         123,717
     Increase (decrease) in
      accrued expenses, other
      current and
      noncurrent liabilities        1,896     200,796        (567,524)
 --------------------------------------------------------------------
       Net cash provided by
        operating activities       18,753   1,986,754       1,444,306
 --------------------------------------------------------------------
 INVESTING ACTIVITIES:

 Purchase of property
  and equipment                    (9,250)   (979,895)       (421,969)
 Investment in equity
  method investee                      --          --        (250,389)
 Purchase of available-for-sale
  securities                         (944)    (99,992)       (226,286)
 Purchase of short-term and
  other investments                (1,126)   (119,263)           (152)
 Proceeds from sales of
  available-for-sale securities        --          --          71,000
 Proceeds from sales and
  redemption of short-term and
  other investments                    64       6,728           3,441
 Payments of guarantee deposits      (131)    (13,855)         (3,754)
 Refund of guarantee deposits          19       1,965           8,031
 Payments for refundable
  insurance policies                 (120)    (12,676)        (12,357)
 Refund from insurance policies        70       7,382              --
 Other                                 (0)        (52)             --
 --------------------------------------------------------------------
     Net cash used in
      investing activities        (11,418) (1,209,658)       (832,435)
 --------------------------------------------------------------------

 --------------------------------------------------------------------
                                   Three Months         Three Months
                                       Ended               Ended
                                   Sept. 30, 2008      Sept. 30, 2007
                                ---------------------  --------------
                                Thousands
                                    of      Thousands     Thousands
                                   U.S.        of            of
                                 Dollars       JPY           JPY
 --------------------------------------------------------------------
 FINANCING ACTIVITIES:

   Proceeds from issuance of
    short-term borrowings with
    initial maturities over
    three months                    2,832     300,000         100,000
   Repayments of short-term
    borrowings with initial
    maturities over three months
    and long-term borrowings       (4,955)   (525,000)     (1,769,000)
   Principal payments under
    capital leases                 (8,542)   (904,912)       (883,124)
   Net increase (decrease) in
    short-term borrowings with
    initial maturities less than
    three months                   (2,596)   (275,000)      1,000,000
 --------------------------------------------------------------------
     Net cash used in financing
      activities                  (13,261) (1,404,912)     (1,552,124)
 --------------------------------------------------------------------

   EFFECT OF EXCHANGE RATE
    CHANGES ON CASH AND
    CASH EQUIVALENTS                   36       3,846          12,181

 NET DECREASE IN CASH AND
  CASH EQUIVALENTS                 (5,890)   (623,970)       (928,072)
 CASH AND CASH EQUIVALENTS,
  BEGINNING OF THE PERIOD          93,857   9,943,205      12,597,948
 --------------------------------------------------------------------
   CASH AND CASH EQUIVALENTS,
    END OF THE PERIOD              87,967   9,319,235      11,669,876
 --------------------------------------------------------------------
 (Note 1) The U.S. dollar amounts represent translations of yen amounts at the rate of JPY 105.94 which was the noon buying rate in New York City for cable transfers in foreign
          currencies as certified for customs purposes by the Federal
          Reserve Bank of New York prevailing as of September 30,
          2008.
 (Note 2) The above presentation for the quarter ended September 30,
          2007 has been changed to conform to the current quarter (the quarter ended September 30, 2008) presentation.

Note: The following information is provided to disclose IIJ's financial results (unaudited) for the six months ended September 30, 2008 in the form defined by the Tokyo Stock Exchange.

 Consolidated Financial Results for the Six Months Ended
 September 30, 2008 ("1H FY2008")
 (Under accounting principles generally accepted in
 the United States ("U.S. GAAP"))

 (Amounts of less than JPY one million are rounded)

 1.  Consolidated Financial Results for the Six Months
     Ended September 30, 2008
     (April 1, 2008 to September 30, 2008)

 (1) Consolidated Results of Operations        (% shown is YoY change)
 ---------------------------------------------------------------------
                                            Income
                                            before
                                            Income
                                             Tax
                Total        Operating      Expense         Net
              Revenues        Income       (Benefit)       Income
 ---------------------------------------------------------------------
             JPY            JPY            JPY            JPY
           millions   %   millions   %   millions   %   millions   %
 Six months
  ended
  September
  30, 2008   33,254    --    1,005    --      766    --      368    --
 ---------------------------------------------------------------------
 Six months
  ended
  September
  30, 2007   29,990  13.4    1,816  32.5    1,697 (20.8)   3,477  21.8
 ---------------------------------------------------------------------

 ---------------------------------------------------------------------
                                Basic Net               Diluted Net
                             Income per Share         Income per Share
 ---------------------------------------------------------------------
                                JPY                        JPY
 Six months ended
  September 30, 2008               1,780.11                   1,779.60
 ---------------------------------------------------------------------
 Six months ended
  September 30, 2007              16,880.42                  16,861.92
 ---------------------------------------------------------------------
 (Note) In this document, income before income tax expense (benefit)
        represents income from operations before income tax expense
        (benefit), minority interests and equity in net loss of equity method investees in IIJ's consolidated financial statements for the six months ended September 30, 2008.

 (2)  Consolidated Financial Position
 ---------------------------------------------------------------------
                                            Shareholders'
                                            Equity as a   Shareholders'
                              Shareholders' percentage of    Equity
                Total Assets     Equity     Total Assets    per share
 ---------------------------------------------------------------------
                JPY millions  JPY millions       %            JPY
 Six months
  ended
  September
  30, 2008            53,275        24,979          46.9    120,977.62
 ---------------------------------------------------------------------
 Six months
  ended
  September
  30, 2007            55,703        24,981          44.8    120,985.87
 ---------------------------------------------------------------------
 (Note) Shareholders' equity, shareholders' equity as a percentage of total assets and shareholders' equity per share are calculated and presented in accordance with U.S. GAAP.

 2. Dividends
 ---------------------------------------------------------------------
                          Dividend per Share
 ---------------------------------------------------------------------
                     End        End        End
                    of the     of the     of the
                    first      second      third
                    quarter    quarter    quarter   Year-end     Total
 ---------------------------------------------------------------------
                      Yen        Yen        Yen        Yen        Yen
 Fiscal Year
  Ended March
  31, 2008               --     750.00         --   1,000.00  1,750.00
 ---------------------------------------------------------------------
 Fiscal Year
  Ending March
  31, 2009               --   1,000.00         --         --        --
 ---------------------------------------------------------------------
 Fiscal Year
  Ending March
  31, 2009
  (Target)               --         --         --   1,000.00  2,000.00
 ---------------------------------------------------------------------
 (Note) Scheduled revision to dividends during the six months ended
        September 30, 2008: None

 3. Target of Consolidated Financial Results for the Fiscal Year
    Ending March 31, 2009
    (April 1, 2008 through March 31, 2009)  (% shown is YoY change)
 ---------------------------------------------------------------------

                                      Income
                                      before                 Basic
                                      Income                  Net
                                       Tax                  Income
            Total      Operating      Expense     Net         per
            Revenues     Income      (Benefit)  Income       share
 ---------------------------------------------------------------------
             JPY         JPY         JPY         JPY           JPY
          millions %  millions %  millions %  millions %
 Fiscal
  year
  ending
  March
  31,
 2009     73,000  9.2 3,800 (20.2) 3,000 (31.2) 2,800 (45.9) 13,560.77
 ---------------------------------------------------------------------
 (Note) Changes in target for year-end consolidated financial results for the fiscal year ending March 31, 2009: No

 4. Others

 (1)  Change of Condition in Consolidated Subsidiaries during the Six
      Months Ended September 30, 2008 (Change of Condition in Specific
      Consolidated Subsidiaries with a Change of Scope of
      Consolidation): None

 (2)  Applicaton of Simplified Accounting Method or Specific
      Accounting Principles for the preparation of
      Shihanki-hokokusho: None

 (3)  Changes in Significant Accounting and Reporting Policies for
      Consolidated Financial Statements
      1) Changes caused by revision of accounting standards: Yes
      2) Others: Yes
         (note) From 1Q08, "Value-added Service Revenues ("VAS")"
                and "Other Revenues" of "Connectivity and VAS
                revenues" have been renamed to "Outsourcing
                Services". Related to this change, "Connectivity
                and VAS revenues" has been renamed to "Connectivity
                and Outsourcing Services revenues".

 (4)  Number of Shares Outstanding (Shares of Common Stock)
      1) The number of shares outstanding:
         For the Six Months Ended September 30, 2008  206,478 shares
         For the Fiscal Year Ended March 31, 2008     206,478 shares

      2) The number of treasury stock:
         For the Six Months Ended September 30, 2008        0 shares
         For the Fiscal Year Ended March 31, 2008           0 shares

      3) The weighted average number of shares outstanding:
         For the Six Months Ended September 30, 2008  206,478 shares
         For the Six Months Ended September 30, 2007  206,002 shares

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